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Part C
Exhibit (8) (b)

                                    Star Bank, N.A.

               Domestic Custody Fee Schedule for Bank and Insurance Fund

Star Bank, N.A., as Custodian, will receive monthly compensation for services according to the terms of the following schedule:

Portfolio Transaction Fees:

(a)     For each repurchase agreement transaction                $  7.00

(b)     For each portfolio transaction processed through
        DTC or Federal Reserve                                   $  9.00

(c)     For each portfolio transaction processed
        through our New York Custodian                           $ 25.00

(d)     For each GNMA/Amortized Security Purchase                $ 16.00

(e)     For each GNMA Print/Int Paydown, GNMA Sales              $  8.00

(f)     For each option /future contract written,
        exercised or expired                                     $ 40.00

(g)     For each Cedel/Euro clear transaction                    $ 80.00

(h)     For each Disbursement (Fund expenses only)               $  5.00

A transaction is a purchase /sale of a security, free receipt /free delivery (excludes initial conversion), maturity, tender or exchange:

II.     Market Value Fee *

        Based upon an annual rate of:              Million
        .0003(3 Basis Points) on First             $  20
        .0002(2 Basis Points) on Next              $  20
        .00010(1.0 Basis Point) on                 Balance

III.    Monthly Minimum Fee-Per Fund               $ 300.00
        ----------------------------

IV.     Out-of-Pocket Expenses
        The only out-of-pocket expenses charged to your account will be shipping fees or transfer fees.

V.      Earnings Credit
        On a monthly basis any earnings credits generated from uninvested custody balances will be applied against any cash management services fees generated. Earnings credits are based on a Cost of Funds Tiered Earnings Credit Rate.

* It is agreed that for the first year of operation, Star Bank will reduce the market value fee (Section II) of the Custody Fee Schedule by 25%. In addition, the minimum annual fee will be reduced for the first year of operation by 15%.



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